SUSAN E. ALDERTON
                                                                    212/421-7202

                                                                    EXHIBIT 99.1



FOR RELEASE ON JANUARY 4, 1999



         NL Industries, ICI and Du Pont End TiO2 Acquisition Agreement

     HOUSTON, TEXAS -- January 4, 1999 -- NL Industries, Inc. (NYSE:NL) announced today that the previously announced agreements among NL, Imperial Chemical Industries plc and E.I. du Pont de Nemours & Company, under which NL would have acquired the North American TiO2 operations of ICI's subsidiary, Tioxide Group Limited, and a UK-based TiO2 plant, have been terminated. NL said that the transactions had been conditioned upon regulatory clearances and the completion of the purchase of Tioxide's non-North American operations by Du Pont, among other things. NL stated that the termination followed the United States Federal Trade Commission's failure to clear the transactions on terms agreeable to all of the parties.

     Mr. J. Landis  Martin,  President and Chief  Executive  Officer of NL said:
"Naturally, we are disappointed at not being able to move forward with this acquisition of additional TiO2 capacity. However, we have a strong balance sheet and we remain committed to the industry. We will continue to explore opportunities for acquisitions or other business combinations in the TiO2 business and in the chemicals industry generally."

     NL Industries, Inc. is a major international producer of titanium dioxide pigments.

     The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future global economic and political conditions, global TiO2 production capacity and the amount and timing of capacity changes, competitive products and prices, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Actual results could differ materially from those forecasted or expected.